Exhibit 99.1

FOR IMMEDIATE RELEASE	Investors Contact: Mark H. Tubb,
July 29, 2008	Vice President - Investor Relations
813-871-4027
mtubb@walterind.com
Media Contact: Michael A. Monahan
Director - Corporate Communications
813-871-4132
mmonahan@walterind.com

WALTER INDUSTRIES, INC. ANNOUNCES SECOND QUARTER 2008 EARNINGS
OF $0.94 PER DILUTED SHARE

[ PR Newswire  ·  2008-07-28 ]

- Operating Income at Natural Resources and Sloss Up 214 Percent -

- Company Affirms 2008 Metallurgical Coal Production Outlook of 6.7 - 7.1 Million Tons
and Projects Sales of 7.0 - 7.2 Million Tons -

- Separation of Financing and Homebuilding Businesses Remains on Track For Year End -

TAMPA, Fla., July 28 /PRNewswire-FirstCall/ -- Walter Industries, Inc. (NYSE: WLT), a leading producer and exporter of U.S. metallurgical coal for the global steel industry, today reported net income of $50.8 million, or $0.94 per diluted share, for the quarter ended June 30, 2008 compared to $18.1 million, or $0.34 per diluted share, in the second quarter 2007.

"Our overall financial performance in the quarter was outstanding, particularly in our core Natural Resources and Sloss businesses, which reported their best quarterly performance ever," said Walter Industries Chairman Michael T. Tokarz. "These results have set the table for what we expect to be the most profitable year in Walter Industries' history."

He added, "We continue to make meaningful advances in executing the growth strategy of our core coal business and have also made significant progress toward the planned separation of the Financing and Homebuilding businesses."

Second Quarter 2008 Financial Results

Net sales and revenues for the second quarter 2008 totaled $370.0 million, up 24.8 percent from the prior-year period, driven by higher metallurgical coal and coke pricing, as well as improved sales volumes of both mined and purchased coal. These increases were partially offset by declines in unit deliveries at Homebuilding.

Operating income from continuing operations for the second quarter 2008 totaled $82.3 million compared to $33.0 million in the second quarter 2007. Operating income in the current period was higher primarily on strong metallurgical coal and coke pricing, as well as increased sales volumes.

Second Quarter Results by Operating Group

Natural Resources & Sloss

The Natural Resources & Sloss group generated combined revenues of $290.7 million in the second quarter, up 68.9 percent versus the prior-year period. Results include a $16.50 per short ton increase in average metallurgical coal selling prices on 1.7 million tons sold in the quarter, which includes 0.2 million tons of purchased coal sales. Second quarter 2008 results also include increased metallurgical coke pricing at Sloss.

Natural Resources & Sloss reported combined operating income of $79.7 million in the second quarter compared to $25.3 million in the prior-year period. Operating income in the current-year period reflects the pricing and volume improvements at Jim Walter Resources and the increase in coke prices at Sloss, partially offset by higher freight and royalty costs associated with additional coal shipments and higher raw material coal costs at Sloss.

"We generated strong production during the second quarter, resulting in 3.0 million tons of met coal production in the first half of 2008, which was at the top end of our previously communicated expectations. Our first half results, when combined with approximately 1.0 million tons of expected incremental production from the Southwest 'A' panel, which will start up in late August, keep our full-year expectation of 6.7 to 7.1 million tons of metallurgical coal production squarely within reach," said Jim Walter Resources CEO George R. Richmond. "In addition, we have completed all the critical infrastructure associated with our 7 East expansion and are developing its first longwall panel."

Jim Walter Resources

Mine No. 4 produced 0.8 million tons in the second quarter 2008 compared to 0.7 million tons in last year's second quarter. The increase was primarily a result of improved longwall production during the quarter. Mine No. 4's production cost per ton in the quarter was $46.77, or $2.15 per ton higher than in the prior-year period, primarily driven by increased labor and material costs.

Mine No. 7 produced 0.6 million tons in the second quarter 2008, approximately 0.1 million tons more than in the same period last year. Production costs at Mine No. 7 were $70.64 per ton versus $71.23 per ton in the prior-year period. The improvement in average coal production costs was the result of the increase in production volume, which more than offset increased spending for labor and materials at the mine. Production costs at Mine No. 7 continue to reflect higher per-ton costs versus Mine No. 4 due to the disproportionate mix of continuous miner tons versus longwall tons associated with the development of the Southwest "A" panel and the East expansion.

Sloss

Sloss Industries generated second quarter revenues of $53.3 million, up 60.8 percent versus the prior-year period, and operating income of $15.1 million, an increase of $12.1 million and more than five times the amount earned in the prior-year period. Sloss' favorable results were driven by record-high pricing for metallurgical coke, partially offset by higher raw material coal costs and a $2.2 million charge related to the resolution of legal matters.

Sloss sold approximately 106,000 tons of metallurgical coke at an average price of $397.50 per ton compared to approximately 103,000 tons at $225.91 in the prior-year period. The pricing improvement of 76.0 percent stems from higher contract pricing and spot sales at prices in excess of $500 per short ton FOB plant.

Natural Gas

The natural gas business sold 1.6 billion cubic feet of gas at an average price of $8.99 per thousand cubic feet in the second quarter 2008 compared to sales of 1.8 billion cubic feet at an average price of $7.96 per thousand cubic feet in the prior-year period.

WALTER INDUSTRIES, INC. ANNOUNCES SECOND QUARTER 2008 EARNINGS
OF $0.94 PER DILUTED SHARE - Page 2 - 7/28/2008

Financing & Homebuilding

The Financing & Homebuilding group reported second quarter revenues of $90.9 million, compared to $123.2 million in the prior-year period. Revenues were lower primarily as a result of fewer unit completions and a $4.2 million increase in the discount on instalment notes originated in the quarter. Operating income for the group was $11.1 million, compared to $12.6 million in the second quarter last year, also primarily due to fewer unit completions and the discount adjustment mentioned above, partially offset by lower selling, general and administrative expenses at Homebuilding resulting from the restructuring actions taken in February.

At Financing, operating income for the second quarter was $14.3 million, an increase of 9.9 percent compared to the same period last year, primarily on lower interest expense as a result of paying down debt, partially offset by lower income from prepayments. Delinquencies on the mortgage portfolio were 4.1 percent at June 30, 2008, compared to 3.8 percent at June 30, 2007.

"Our Financing business remains a strong, stable generator of income and cash flows, despite continued and unprecedented disruption in the residential mortgage market. Low delinquencies, strong recovery rates and, in particular, an effective, high-touch servicing platform with focused loss-mitigation strategies, have generated strong results," said JWH Holding Company Chairman and CEO Mark J. O'Brien. "Strategically, the recent refinancing of our warehouse facilities and the restructuring of Homebuilding in February better position us to separate these businesses from Walter Industries by year end."

Corporate and Other

In June, Walter Industries completed an offering of 3.2 million shares of its common stock, from which the Company received approximately $280.4 million of net proceeds. The Company used these proceeds to repay a portion of the term loan and revolving credit facility borrowings under the Company's Amended 2005 Credit Agreement. In the second quarter 2008, interest expense included $3.1 million in accelerated amortization of deferred financing fees associated with this debt repayment.

Income tax expense in the quarter included a $3.7 million credit resulting from the resolution of certain Federal tax matters.

Business Outlook

The Company affirms its previously communicated expectations for its key business drivers, and updates its sales volumes and operating margin per ton expectations as follows:

Metallurgical Coal Sales Outlook	Q1A	Q2A	Q3E	Q4E

Tons Sold (short tons, in millions)	1.5	1.7	1.7 - 1.8	2.1 - 2.2
Average Operating Margin Per Ton	$8	$33	$75 - $81	$95 - $100

Coke Sales Outlook	Q1A	Q2A	Q3E	Q4E

Tons Sold	104,024	106,431	100,000 - 106,000	106,000 - 112,000
Average Operating Margin Per Ton	$182	$162	$140 - $165	$140 - $165

Quarter-to-quarter variability in timing, availability and pricing of shipments may result in significant shifts in income between quarters.

Changes in metallurgical coal sales volumes between the third and fourth quarter reflect a change in the anticipated timing of shipments for approximately 100,000 tons versus prior expectations. The average metallurgical coal operating margin per ton is expected to improve by approximately $5 per ton in the fourth quarter compared to previously communicated expectations, driven largely by higher metallurgical coal sales prices.

WALTER INDUSTRIES, INC. ANNOUNCES SECOND QUARTER 2008 EARNINGS
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The coke sales outlook for the second half of the year also reflects a shift in tons between the third and fourth quarter as coke oven repairs in the third quarter will reduce tonnage volumes slightly that will be made up in the fourth quarter. The operating margin per ton ranges are consistent with prior expectations and reflect favorable spot sales prices, offset by higher coal input costs.

Conference Call Webcast

Members of the Company's leadership team will discuss Walter Industries' second quarter 2008 results, its outlook for the remainder of the year and other general business matters during a conference call and live Web cast to be held on Tuesday, July 29, 2008, at 10 a.m. Eastern Daylight Time. To listen to the event live or in archive, visit the Company Web site at www.walterind.com.

About Walter Industries

Walter Industries, Inc., based in Tampa, Fla., is a leading producer and exporter of metallurgical coal for the global steel industry and also produces steam coal, coal bed methane gas, furnace and foundry coke and other related products. The Company also operates a mortgage financing and affordable homebuilding business. The Company has annual revenues of approximately $1.2 billion and employs approximately 2,500 people. For more information about Walter Industries, please visit the Company Web site at www.walterind.com.

Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including expressions such as "believe," "anticipate," "expect," "estimate," "intend," "may," "will," and similar expressions involve known and unknown risks, uncertainties, and other factors that may cause the Company's actual results in future periods to differ materially from the expectations expressed or implied by such forward-looking statements. These factors include, among others, the following: the market demand for the Company's products as well as changes in costs and the availability of raw material, labor, equipment and transportation; changes in weather and geologic conditions; changes in extraction costs, pricing and our assumptions and projections concerning our reserves in the Company's mining operations; changes in customer orders; pricing actions by the Company's competitors, customers, suppliers and contractors; changes in governmental policies and laws; changes in the mortgage-backed capital markets; changes in general economic conditions; and the successful implementation and anticipated timing of any strategic actions and objectives that may be pursued, including our announced separation of the Financing and Homebuilding business from the Company. Forward-looking statements made by the Company in this release, or elsewhere, speak only as of the date on which the statements were made. Any forward-looking statements should be considered in context with the various disclosures made by us about our businesses, including the Risk Factors described in our 2007 Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission. The Company disclaims any duty to update its forward-looking statements as of any future date.

-WLT-

WALTER INDUSTRIES, INC. ANNOUNCES SECOND QUARTER 2008 EARNINGS
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WALTER INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
($ in Thousands)
Unaudited

	For the three months
	ended June 30,
	2008	2007
Net sales and revenues:
Net sales	$315,686	$239,146
Interest income on instalment notes	48,022	50,662
Miscellaneous	6,328	6,716
	370,036	296,524

Costs and expenses:
Cost of sales (exclusive of depreciation)	200,893	174,457
Depreciation	13,633	11,591
Selling, general and administrative	37,400	38,125
Provision for losses on instalment notes	3,002	2,493
Postretirement benefits	6,596	6,687
Interest expense - mortgage- backed/asset-backed notes	25,846	29,745
Interest expense - other debt	11,184	7,218
Amortization of intangibles	340	442
	298,894	270,758

Income from continuing operations before income tax expense	71,142	25,766
Income tax expense (1)	20,366	7,996
Income from continuing operations	50,776	17,770
Discontinued operations (2)	-	281
Net income	$50,776	$18,051

Basic income per share:
Income from continuing operations	$0.96	$0.34
Discontinued operations	-	$0.01

Net income	$0.96	$0.35

Weighted average number of shares outstanding	52,982,775	52,081,436

Diluted income per share:
Income from continuing operations	$0.94	$0.33
Discontinued operations	-	$0.01

Net income	$0.94	$0.34

Weighted average number of diluted shares outstanding	53,771,216	52,574,803

(1)	Income tax expense for the quarter ended June 30, 2008 includes a $3.7 million credit resulting from the resolution of certain Federal tax matters associated with an ongoing IRS audit.

(2)
The Company sold its modular home manufacturing business, which operated as Crestline Homes, Inc., in May 2007. Operating results of this business for the quarter ended June 30, 2007 have been classified as discontinued operations.

WALTER INDUSTRIES, INC. ANNOUNCES SECOND QUARTER 2008 EARNINGS
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WALTER INDUSTRIES, INC. AND SUBSIDIARIES
RESULTS BY OPERATING SEGMENT
($ in Thousands)
Unaudited

	For the three months ended June 30,
	2008	2007

NET SALES AND REVENUES:
Natural Resources (1)	$237,428	$139,019
Sloss	53,265	33,122
Natural Resources and Sloss	290,693	172,141

Financing	51,722	55,046
Homebuilding	39,227	68,175
Financing and Homebuilding Group	90,949	123,221

Other (1)	706	3,268
Consolidating Eliminations	(12,312)	(2,106)
	$370,036	$296,524

OPERATING INCOME (LOSS) FROM CONTINUING OPERATIONS:
Natural Resources (1)	$64,573	$22,399
Sloss	15,091	2,948
Natural Resources and Sloss	79,664	25,347

Financing	14,334	13,045
Homebuilding	(3,243)	(467)
Financing and Homebuilding Group	11,091	12,578

Other (1)	(8,184)	(4,941)
Consolidating Eliminations	(245)	-
Operating income from continuing operations	82,326	32,984
Other debt interest expense	(11,184)	(7,218)
Income from continuing operations before income tax expense	$71,142	$25,766

(1)	Results for 2007 have been revised to reflect the reclassification of United Land (the parent company of Kodiak and TRI) from "Other" to Natural Resources.

WALTER INDUSTRIES, INC. ANNOUNCES SECOND QUARTER 2008 EARNINGS
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WALTER INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
($ in Thousands)
Unaudited

	For the six months ended June 30,
	2008	2007
Net sales and revenues:
Net sales	$558,686	$498,533
Interest income on instalment notes	96,732	100,227
Miscellaneous	10,308	18,058
	665,726	616,818

Cost and expenses:
Cost of sales (exclusive of depreciation)	374,929	346,097
Depreciation	27,600	22,221
Selling, general and administrative	75,270	75,576
Provision for losses on instalment notes	7,327	5,390
Postretirement benefits	13,188	13,019
Interest expense - mortgage- backed/asset-backed notes	54,154	59,516
Interest rate hedge ineffectiveness (1)	16,981	-
Interest expense - other debt	16,899	14,565
Amortization of intangibles	705	920
Restructuring and impairment charges (2)	6,770	-
	593,823	537,304

Income from continuing operations before income tax expense and minority interest	71,903	79,514
Income tax expense (3)	20,628	29,609
Income from continuing operations	51,275	49,905
Discontinued operations (4)	-	(2,229)
Net income	$51,275	$47,676

Basic income (loss) per share:
Income from continuing operations	$0.98	$0.96
Discontinued operations	-	(0.04)
Net income	$0.98	$0.92
Weighted average number of shares outstanding	52,581,857	52,046,083

Diluted income (loss) per share:
Income from continuing operations	$0.96	$0.95
Discontinued operations	-	(0.04)
Net income	$0.96	$0.91
Weighted average number of diluted shares outstanding	53,332,579	52,525,490

(1)
During the quarter ended March 31, 2008, the Company recognized a loss of $17.0 million for the ineffectiveness of interest rate hedges held by Financing that were intended to hedge an April 2008 securitization of instalment notes receivable. Unfavorable market conditions precluded an April 2008 securitization and management could not predict when such a securitization might occur.

(2)	Homebuilding recorded restructuring charges totaling $6.8 million during the quarter ended March 31, 2008 related to the closure of 36 sales offices.

(3)
Income tax expense for the six months ended June 30, 2008 includes a $3.7 million credit resulting from the resolution of certain Federal tax matters associated with an ongoing IRS audit. Income tax expense for the six months ended June 30 , 2007 included a $4.4 million write-off of certain deferred tax assets no longer considered realizable.

(4)
The Company sold its modular home manufacturing business, which operated as Crestline Homes, Inc., in May 2007. Operating results of this business for the six months ended June 30, 2007 have been classified as discontinued operations.

WALTER INDUSTRIES, INC. ANNOUNCES SECOND QUARTER 2008 EARNINGS
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WALTER INDUSTRIES, INC. AND SUBSIDIARIES
RESULTS BY OPERATING SEGMENT
($ in Thousands)
Unaudited

	For the six months ended June 30,
	2008	2007

NET SALES AND REVENUES:
Natural Resources (1)	$390,459	$310,465
Sloss	104,136	65,923
Natural Resources and Sloss	494,595	376,388

Financing	103,826	108,793
Homebuilding	79,299	130,308
Financing and Homebuilding Group	183,125	239,101

Other (1)	1,124	4,538
Consolidating Eliminations	(13,118)	(3,209)
	$665,726	$616,818

OPERATING INCOME (LOSS) FROM CONTINUING OPERATIONS:
Natural Resources (1)	$82,383	$79,940
Sloss	33,791	4,254
Natural Resources and Sloss	116,174	84,194

Financing (2)	7,622	23,616
Homebuilding (3)	(17,970)	(3,145)
Financing and Homebuilding Group	(10,348)	20,471

Other (1)	(16,380)	(10,586)
Consolidating Eliminations	(644)	-
Operating income from continuing operations	88,802	94,079
Other debt interest and debt conversion expense	(16,899)	(14,565)
Income from continuing operations before income tax expense and minority interest	$71,903	$79,514

(1)	Results for 2007 have been revised to reflect the reclassification of United Land (the parent company of Kodiak and TRI) from "Other" to Natural Resources.

(2)	Includes a loss of $17.0 million for the ineffectiveness of interest rate hedges that were intended to hedge an April 2008 securitization of instalment notes receivable.

(3)	Homebuilding recorded restructuring charges totaling $6.8 million during the quarter ended March 31, 2008 related to the closure of 36 sales offices.

WALTER INDUSTRIES, INC. ANNOUNCES SECOND QUARTER 2008 EARNINGS
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WALTER INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
Unaudited

	For the three months ended June 30,		For the six months ended June 30,
	2008	2007	2008	2007
Operating Data:
Jim Walter Resources
Tons sold by type (in thousands):
Metallurgical coal, contracts	1,535	1,301	3,012	2,727
Purchased metallurgical coal	212	-	229	96
	1,747	1,301	3,241	2,823

Average sale price per short ton:
Metallurgical coal, contracts	$110.79	$94.29	$98.61	$97.55

Coal cost of sales (exclusive of depreciation):
Mine No. 4 per ton	$60.23	$51.40	$56.39	$50.18
Mine No. 7 per ton	$78.36	$73.71	$77.30	$62.60
Mines No. 4 and No. 7 per ton average	$66.61	$62.24	$64.48	$56.65
Mine No. 5 per ton (1)	$-	$-	$-	$57.98
Total average	$66.61	$62.24	$64.48	$56.65
Other costs (in thousands)(2)	$16,086	$2,776	$19,380	$15,553

Tons of coal produced (in thousands)
Mine No. 4	773	665	1,742	1,454
Mine No. 7	622	521	1,260	1,404
Total	1,395	1,186	3,002	2,858

Coal production costs per ton: (3)
Mine No. 4	$46.77	$44.62	$40.79	$40.66
Mine No. 7	$70.64	$71.23	$68.98	$52.89
Total average	$57.41	$56.31	$52.62	$46.67

Natural gas sales, in mmcf (in thousands)	1,612	1,752	3,177	3,615
Natural gas average sale price per mmcf	$8.99	$7.96	$8.48	$7.94
Natural gas cost of sales per mmcf	$3.99	$3.27	$3.47	$3.01

Tuscaloosa Resources, Inc. (4)
Tons sold (in thousands)	224	-	423	-
Tons of coal produced (in thousands)	221	-	433	-

Kodiak
Tons sold (in thousands)	40	-	83	15
Tons of coal produced (in thousands)	25	20	45	46

(1) Mine No. 5 ceased production in December 2006 as planned. Sales and cost of sales amounts in 2007 resulted from the sale of residual inventory on hand at December 31, 2006.

(2) Consists of charges (credits) not directly allocable to a specific mine as well as cost of purchased coal.

(3) Coal production costs per ton are a component of inventoriable costs, including depreciation. Other costs not included in coal production costs per ton include Company-paid outbound freight, postretirement benefits, asset retirement obligation expenses, royalties, and Black Lung excise taxes.

(4) Tuscaloosa Resources, Inc. was acquired on August 31, 2007.

WALTER INDUSTRIES, INC. ANNOUNCES SECOND QUARTER 2008 EARNINGS
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WALTER INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
Unaudited

	For the three months ended June 30,		For the six months ended June 30,
	2008	2007	2008	2007
Operating Data (continued):

Sloss Industries
Furnace and foundry coke tons sold	106,431	102,780	210,454	211,736
Furnace and foundry coke average sale price per ton	$397.50	$225.91	$393.05	$221.09

Financing
Delinquencies, as of period end	4.1%	3.8%	4.1%	3.8%
Prepayment speeds	6.0%	8.7%	5.7%	8.4%
Number of repossessions	255	301	580	589
Repossession rate, annualized	2.6%	3.0%	3.0%	2.9%
Recovery rate on repossessions	89.9%	87.4%	86.3%	85.9%

Homebuilding (excluding Crestline)
New sales contracts	287	688	737	1,422
Cancellations	154	109	252	193
Unit completions	421	687	863	1,315
Average contractual sales price	$106,500	$105,500	$106,400	$104,900
Average revenue per home sold (1)	$90,200	$98,900	$90,333	$98,500
Ending backlog of homes	707	1,426	707	1,426

Depreciation ($ in thousands):
Natural Resources	$11,528	$8,776	$22,903	$16,656
Sloss	979	943	1,985	1,859
Financing	123	273	258	554
Homebuilding	775	1,272	1,994	2,506
Other	228	327	460	646
	$13,633	$11,591	$27,600	$22,221

Capital expenditures ($ in thousands):
Natural Resources	$32,240	$33,786	$53,548	$55,864
Sloss	2,017	1,003	3,592	3,123
Financing	122	29	164	60
Homebuilding	223	610	652	1,856
Other	7	1	113	53
	$34,609	$35,429	$58,069	$60,956

(1)	Includes the effect of the discount required to sell instalment notes receivable to Financing at the estimated market value.

WALTER INDUSTRIES, INC. ANNOUNCES SECOND QUARTER 2008 EARNINGS
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WALTER INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in Thousands)
Unaudited

	June 30, 2008	December 31, 2007
ASSETS
Cash and cash equivalents	$17,653	$30,614
Short-term investments, restricted	61,822	75,851
Instalment notes receivable, net of allowance of $13,946 and $13,992, respectively	1,821,745	1,837,059
Receivables, net	148,475	81,698
Inventories	119,937	101,676
Prepaid expenses	42,720	38,340
Property, plant and equipment, net	460,984	435,035
Other assets	153,566	156,113
Goodwill	10,895	10,895
	$2,837,797	$2,767,281

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$81,113	$72,072
Accrued expenses	82,618	83,072
Accrued interest on debt	12,503	13,940
Debt:
Mortgage-backed/asset-backed notes	1,437,387	1,706,218
Other debt	206,852	225,860
Accumulated postretirement benefits obligation	342,769	335,034
Other liabilities	223,361	216,372
Total liabilities	2,386,603	2,652,568

Stockholders' equity	451,194	114,713
	$2,837,797	$2,767,281

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WALTER INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
AND COMPREHENSIVE INCOME
FOR THE SIX MONTHS ENDED JUNE 30, 2008
($ in Thousands)
Unaudited

	Total	Common Stock	Capital in Excess of Par Value	Comprehensive Income	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)

Balance at December 31, 2007	$114,713	$520	$497,032		$(290,986)	$(91,853)

Comprehensive income:
Net income	51,275			$51,275	51,275
Other comprehensive income (loss), net of tax:
Change in pension and postretirement benefit plans	1,273			1,273		1,273
Net unrealized loss on hedges	(4,311)			(4,311)		(4,311)
Comprehensive income				$48,237

Effects of changing the pension plan measurement date pursuant to FASB 158:
Service cost, interest cost, and expected return on plan assets for October 1 - December 31, 2007, net of taxes	(4,603)				(4,603)
Amortization of actuarial gain and prior service cost for October 1 - December 31, 2007, net of taxes	670					670
Purchases of stock under stock repurchase program	(363)		(363)
Proceeds from public stock offering (1)	280,432	32	280,400
Stock issued upon the exercise of stock options	7,544	4	7,540
Stock issued upon conversion of convertible notes	785	1	784
Tax benefit from the exercise of stock options	6,322		6,322
Dividends paid, $0.10 per share	(5,225)		(5,225)
Stock-based compensation	4,084		4,084
Other	(1,402)		(1,402)
Balance at June 30, 2008	$451,194	$557	$789,172		$(244,314)	$(94,221)

(1)	In June, the Company completed an offering of 3.2 million shares of its common stock at $90.75 per share and received $280.4 million in proceeds net of underwriting discounts and offering expenses.

WALTER INDUSTRIES, INC. ANNOUNCES SECOND QUARTER 2008 EARNINGS
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WALTER INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in Thousands)
Unaudited

	For the six months ended June 30,
	2008	2007

OPERATING ACTIVITIES
Net income	$51,275	$47,676
Loss from discontinued operations	-	2,229
Income from continuing operations	51,275	49,905

Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Provision for losses on instalment notes receivable	7,327	5,390
Depreciation	27,600	22,221
Other	15,353	4,802

Decrease (increase) in assets:
Receivables	(51,054)	8,874
Inventories	(18,261)	(5,175)
Prepaid expenses	5,352	(639)
Instalment notes receivable, net	(41)	(41,099)
Increase (decrease) in liabilities:
Accounts payable	10,473	(2,888)
Accrued expenses	(2,568)	(23,852)
Accrued interest	(1,437)	(2,198)
Cash flows provided by operating activities	44,019	15,341

INVESTING ACTIVITIES
Purchases of loans	-	(34,988)
Principal payments received on purchased loans	8,028	20,908
Decrease in short-term investments, restricted	14,029	6,525
Additions to property, plant and equipment	(58,069)	(60,956)
Other	1,400	2,613
Cash flows used in investing activities	(34,612)	(65,898)

FINANCING ACTIVITIES
Issuances of mortgage-backed/asset-backed notes	25,000	113,350
Payments of mortgage-backed/asset-backed notes	(293,864)	(118,598)
Proceeds from issuances of other debt	280,000	-
Retirements of other debt	(315,669)	(29,071)
Proceeds from stock offering	280,432	-
Other	1,733	(3,633)
Cash flows used in financing activities	(22,368)	(37,952)
Cash flows used in continuing operations	$(12,961)	$(88,509)

CASH FLOWS FROM DISCONTINUED OPERATIONS
Cash flows used in operating activities	$-	$630
Cash flows used in investing activities	-	-
Cash flows provided by financing activities	-	-
Cash flows used in discontinued operations	$-	$630

Net decrease in cash and cash equivalents	$(12,961)	$(87,879)

Cash and cash equivalents at beginning of period	$30,614	$127,369
Add: Cash and cash equivalents of discontinued operations at beginning of period	-	1
Net decrease in cash and cash equivalents	(12,961)	(87,879)
Cash and cash equivalents at end of period	$17,653	$39,491

SUPPLEMENTAL DISCLOSURES
Financing Activities
Non-cash transaction:
One-year property insurance policy financing agreement	$17,355	$12,516

WALTER INDUSTRIES, INC. ANNOUNCES SECOND QUARTER 2008 EARNINGS
OF $0.94 PER DILUTED SHARE - Page 13 - 7/28/2008